UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 22, 2024

Celularity Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-38914	83-1702591
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

170 Park Ave
Florham Park, New Jersey	07932
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (908) 768-2170

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Exchange Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock, $0.0001 par value per share	CELU	The Nasdaq Stock Market LLC
Warrants, each exercisable for one share of Class A Common Stock at an exercise price of $11.50 per share	CELUW	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 3.03 Material Modifications to Rights of Security Holders.

To the extent required by Item 3.03 of Form 8-K, information regarding the Reverse Stock Split (as defined below) contained in Item 5.03 of this Current Report on Form 8-K is incorporated by reference herein.

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

At the special meeting of stockholders of Celularity Inc., or Celularity, held on February 22, 2024, or the Special Meeting, the stockholders of Celularity approved an amendment to Celularity’s Second Amended and Restated Certificate of Incorporation, as amended, or the Charter, to effect a reverse stock split of Celularity’s Class A common stock, par value $0.0001 per share, or the Common Stock, at a ratio to be determined by Celularity’s Board of Directors, or the Board, within a range of 1-for-10 to 1-for-100 (or any number in between), to be effected in the sole discretion of the Board without further approval or authorization from Celularity’s stockholders. Following the Special Meeting, the Board approved the combination of Celularity’s outstanding shares of Common Stock at a ratio of 1 for 10. Celularity filed a certificate of amendment to the Charter, or the Certificate of Amendment, with the Secretary of State of the State of Delaware on February 22, 2024, which will take effect at 5:00 p.m. (Eastern Time) on February 28, 2024, and following which each ten shares of Common Stock issued and outstanding immediately prior thereto will be automatically reclassified, combined, converted and changed into one share of Common Stock, or the Reverse Stock Split. Immediately following the Reverse Stock Split, Celularity expects there will be approximately 21,782,861 shares of Common Stock issued and outstanding (without taking into account elimination of fractions).

Celularity will not issue any fractional shares as a result of the Reverse Stock Split. Instead, any stockholder who would otherwise have been entitled to a fractional share as a result of the Reverse Stock Split (after aggregating all fractions of a share to which such stockholder would otherwise be entitled) will be, in lieu thereof, entitled to receive a cash payment equal to the product of such resulting fractional interest in one share of Common Stock post-Reverse Stock Split multiplied by the closing trading price of a share of Common Stock on The Nasdaq Stock Market LLC on February 28, 2024, the last trading day immediately prior to the date on which the effective time of the Reverse Stock Split will occur, as adjusted by the split ratio. The par value per share of Common Stock and the number of shares of authorized Common Stock remain unchanged.

The foregoing description is qualified in its entirety by the Certificate of Amendment, which is attached as Exhibit 3.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 5.07 Submission of Matters to a Vote of Security Holders.

At the Special Meeting, Celularity’s stockholders voted on three proposals, each of which is described in more detail in its definitive proxy statement on Schedule 14A filed with the U.S. Securities and Exchange Commission on February 2, 2024. The following is a brief description of each matter voted upon and the certified results, including the number of votes cast for and against each matter and, if applicable, the number of abstentions and broker non-votes with respect to each matter.

Proposal 1. Stockholders approved an amendment to Celularity’s Charter to effect a reverse stock split of Celularity’s Common Stock at a ratio to be determined by Celularity’s Board within a range of 1-for-10 to 1-for-100 (or any number in between), to be effected in the sole discretion of the Board without further approval or authorization from Celularity’s stockholders The voting results were as follows:

Votes For	Votes Against	Abstentions	Broker Non-Votes
132,805,636	3,544,785	71,121	-

Proposal 2. Stockholders did not approve the issuance or potential issuance of shares of Common Stock issuable upon the exercise of Tranche 2 Warrants to purchase shares of Common Stock issued to Resorts World Inc Pte Ltd, or RWI, on January 16, 2024, with an exercise price that may be equal to or less than $0.24898 per share, which was the “Minimum Price” pursuant to Nasdaq Rule 5635(d) on the date of agreement to issue the Tranche 2 Warrants. The proposal failed to receive the affirmative vote of the holders of a majority of the voting power of the stock of the shares present at the Special Meeting and entitled to vote thereon. Dragasac Limited, an affiliate of the parent company to RWI, abstained from voting on the matter. The voting results were as follows:

Votes For	Votes Against	Abstentions	Broker Non-Votes
66,443,495	956,202	51,559,153	17,462,692

Proposal 3. Stockholders approved the adjournment or postponement of the Special Meeting, if necessary, to continue to solicit votes for the above proposals. The voting results were as follows:

Votes For	Votes Against	Abstentions	Broker Non-Votes
134,165,134	2,054,505	201,903	-

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits:

3.1	Certificate of Amendment of the Second Amended and Restated Certificate of Incorporation of Celularity Inc.
104	Cover Page Interactive Data File (Embedded within the Inline XBRL Document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CELULARITY INC.

Date:	February 26, 2024	By:	/s/ Robert J. Hariri
Robert J. Hariri, M.D., Ph.D. Chairman and CEO